January 14, 1998

Mr. Howard Schrott
chief Financial Officer
Emmis Broadcasting Corporation
950 N. Meridian Street, Suite 1200
Indianapolis, Indiana 46204



Dear Mr. Schrott:

We are aware that Emmis Broadcasting Corporation has incorporated by reference in its Registration Statement No. 33-83890 its Form 10-Q for the quarter ended November 30, 1997, which includes our report dated December 19, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ ARTHUR ANDERSEN LLP
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ARTHUR ANDERSEN LLP